UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/17/2007

CROWN CASTLE INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-16441

Delaware	76-0470458
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1220 Augusta Suite 500, Houston, TX 77057
(Address of principal executive offices, including zip code)

713-570-3000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) On October 17, 2007, Robert H. Niehaus, a non-employee director of Crown Castle International Corp. ("Company"), notified the Company of his decision to resign as a director of the Company. Mr. Niehaus' resignation is effective October 17, 2007.

(d) On October 18, 2007, the Board of Directors ("Board") of the Company set the number of directors on the Board to 11 and appointed David C. Abrams to the Board as a Class I director. Since November 1988, Mr. Abrams has served as the managing member of Abrams Capital, LLC, an investment firm. In addition, Mr. Abrams has been the managing partner of Pamet Capital Management LLC since January 2002. Mr. Abrams had prior service on the Board as a director from January 20, 2007 through May 24, 2007. The committees of the Board on which Mr. Abrams will serve have not yet been determined.

Reference is made to the Company's Registration Statement on Form S-4 (File No. 333-138450), Form 8-K filed on January 23, 2007 ("Stock Purchase 8-K") and Form 424(B)(5) (File No. 333-140452) filed on June 29, 2007, in which the information with respect to Mr. Abrams required by Item 404(a) of Regulation S-K was previously reported. In connection with the Company's January 2007 purchase of 17,713,819 shares of its common stock from certain stockholders of the Company as reported in the Stock Purchase 8-K, the Company purchased 2,809,646 shares of common stock from certain investment funds affiliated with Mr. Abrams for a purchase price per share of approximately $33.87 and total consideration of $95,167,954 in cash.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROWN CASTLE INTERNATIONAL CORP.

Date: October 18, 2007	By:	/s/ E. Blake Hawk
E. Blake Hawk
Executive Vice President and General Counsel